FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE	CONTACT:	Mitchell Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Gordon McCoun, Lauren Levine Media contact: Shannon Stevens (212) 850-5600

INTERPOOL, INC. ANNOUNCES INCREASED CASH DIVIDEND ON COMMON STOCK

PRINCETON, NJ, May 15, 2001 – Interpool, Inc. (NYSE: IPX) announced today that it will pay a cash dividend of 5 cents per share for the second quarter of 2001, an increase over the Company’s previous quarterly dividend of 3.75 cents. The dividend will be payable on July 16, 2001 to shareholders of record on July 2, 2001. The aggregate amount of the dividend is expected to be approximately $1,371,000. The amount of the quarterly dividend is based on an annualized dividend rate of 20 cents per share.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented, “The increased dividend is reflective of Interpool’s focus on shareholder value. While we are utilizing our strong cash flow to grow our core business, we are excited to also have the opportunity to distribute more of our profits to shareholders.”

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from 30 locations throughout the world.

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Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.

FOR:	INTERPOOL, INC.
FOR IMMEDIATE RELEASE	CONTACT:	Mitchell Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Gordon McCoun, Lauren Levine Media contact: Shannon Stevens (212) 850-5600

INTERPOOL, INC. TO PAY CASH DIVIDEND ON COMMON STOCK

PRINCETON, NJ, June 25, 2001 – Interpool, Inc. (NYSE: IPX) announced today that it will pay a cash dividend of 5 cents per share for the second quarter of 2001. The dividend will be payable on July 16, 2001 to shareholders of record on July 2, 2001. The aggregate amount of the dividend is expected to be approximately $1,371,000. The amount of the quarterly dividend is based on an annualized dividend rate of 20 cents per share.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from 30 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.

###

FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE	CONTACT:	Mitchell Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Gordon McCoun, Lauren Levine Media contact: Shannon Stevens (212) 850-5600

INTERPOOL, INC. ANNOUNCES PROPOSED OFFERING OF COMMON STOCK

PRINCETON, NJ, August 3, 2001 -- Interpool, Inc. (NYSE:IPX) today filed a registration statement with the Securities and Exchange Commission for a proposed offering of 5,500,000 shares of common stock, all of which will be sold by the Company. The Company has granted the underwriters an over-allotment option to purchase up to an additional 825,000 shares.

Interpool expects to use the net proceeds of the offering for general corporate purposes, including repayment of outstanding debt.

Salomon Smith Barney will act as lead manager in the offering. ABN AMRO Rothschild, LLC, A.G. Edwards & Sons, Inc. and U.S. Bancorp Piper Jaffray will serve as co-managers.

A Registration Statement relating to the securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from 30 locations throughout the world.

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INTERPOOL, INC. ANNOUNCES PROPOSED OFFERING OF COMMON STOCK PAGE 2

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.

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